Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT BILL WALLJASPER
Ankeny, IA 50021	(515) 965-6505

Casey’s Reports Strong Sales for the Third Quarter

Ankeny, Iowa, March 8, 2006—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.14 in earnings per share from continuing operations for the third quarter of fiscal 2006 ended January 31, 2006 compared with $0.15 for the same quarter a year ago. Year to date, earnings from continuing operations were $1.02 per share compared with $0.70 for the same period of fiscal 2005. Chairman and CEO Ronald M. Lamb stated, “All three of our business categories delivered strong sales, giving us a 26.3% increase in total sales to $2.6 billion for the year to date.” Gross profit for the nine months increased 16.4% to $402 million.

Gasoline—The Company’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.5 cents per gallon. Same-store gallons sold rose 4.2% in the third quarter, bringing the year-to-date increase to 5.7%. Lamb shared this analysis: “We are very pleased with our third quarter sales gain, achieved primarily because of unseasonably warm weather and advancements in our distribution system. The competitive retail environment resulted in an average margin of 9 cents per gallon for the quarter; the margin came to 11.6 cents for the nine months.”

Grocery & Other Merchandise—The annual goal is to increase same-store sales 3% with an average margin of 31.5%. Third quarter same-store sales were up 5.3%, bringing the year-to-date increase to 6.1%. Lamb said, “We benefited from greater store traffic due to the lottery and our use of point-of-sale data to create a better match between product mix and customer demand.” The average margin for the quarter was 31%; for the nine months it was 32.1%, above goal.

Prepared Food & Fountain—The Company exceeded the annual goal of increasing same-store sales 5.5% with an average margin of 60.5% for both the quarter and the nine months. Third quarter same-store sales were up 9.9% with a margin of 62.5%; year-to-date same-store sales were up 7.4% with a margin of 63.7%. Gross profit gains were driven by improvements in category management, reduction of stales, and a more favorable cost of cheese. “Cheese is the most expensive ingredient in our prepared food program,” added Lamb. “To stabilize the future cost, we recently negotiated a forward buy that locked in the cheese price through December of 2006.”

Operating Expenses—Casey’s is on target for meeting its annual goal of holding the percentage increase in operating expenses to less than the percentage increase in gross profit despite higher operating expenses in the third quarter. Operating expenses rose 12.8% while gross profit increased 8.7%. Year to date, operating expenses were up 11.6% and gross profit rose 16.4%. Lamb stated, “Higher retail gas prices in the third quarter led to higher bank charges because of the increasing size and volume of customer credit card charges.”

Expansion—In its January 9, 2006 press release, the Company announced it had completed the definitive asset purchase agreement to acquire 51 stores from Gas ‘N Shop Inc., would close up to 11 of the locations, and would rebrand the remaining stores to Casey’s General Stores within approximately six weeks. Lamb reported, “We began operating 20 of the stores in January and nearly all of the rest in February. We expect all of the stores to be accretive within their first full year of operation.” The Company’s annual goal is to acquire 30 stores (in addition to the Gas ‘N Shop acquisition) and to build 10 new stores. At January 31, 2006, Casey’s had built 10 stores and had acquired 17 stores.

At its March 2, 2006 meeting, the Board of Directors declared a quarterly dividend of $0.045 per share. The dividend is payable May 15, 2006 to shareholders of record on May 1, 2006.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended January 31,		Nine months ended January 31,
	2006	2005	2006	2005
Net sales	$802,788	$652,865	$2,631,201	$2,082,718
Franchise revenue	164	232	524	862

Total revenue	802,952	653,097	2,631,725	2,083,580

Cost of goods sold	685,175	544,706	2,229,209	1,737,302
Operating expenses	91,420	81,079	274,400	245,818
Depreciation and amortization	14,136	12,999	42,516	38,014
Interest, net	2,087	2,812	6,328	8,183

	792,818	641,596	2,552,453	2,029,317

Earnings from continuing operations before income taxes and cumulative effect of accounting change	10,134	11,501	79,272	54,263
Federal and state income taxes	3,121	4,140	27,781	19,333

Earnings from continuing operations before cumulative effect of accounting change	7,013	7,361	51,491	34,930
Loss on discontinued operations, net of tax benefit of $34, $2,754, $178, and $3,051	60	4,895	317	5,519
Cumulative effect of accounting change, net of tax benefit of $639	—	—	1,136	—

Net earnings	$6,953	$2,466	$50,038	$29,411

Basic
Earnings from continuing operations before cumulative effect of accounting change	$.14	$.15	$1.02	$.70
Loss on discontinued operations	—	(.10)	(.01)	(.11)
Cumulative effect of accounting change	—	—	(.02)	—

Net earnings	$.14	$.05	$.99	$.59

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.14	$.15	$1.02	$.70
Loss on discontinued operations	—	(.10)	(.01)	(.11)
Cumulative effect of accounting change	—	—	(.02)	—

Net earnings	$.14	$.05	$.99	$.59

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2006	April 30, 2005
Assets
Current assets
Cash and cash equivalents	$23,951	$49,051
Receivables	6,881	7,481
Inventories	91,321	75,392
Prepaid expenses	8,090	4,579
Income taxes receivable	9,362	5,927

Total current assets	139,605	142,430

Other assets, net of amortization	16,127	5,567
Property and equipment, net of accumulated depreciation January 31, 2006 $479,289 April 30, 2005 $447,197	777,659	722,912

Total assets	$933,391	$870,909

Liabilities and Shareholders’ Equity
Current liabilities
Note payable	$2,300	$—
Current maturities of long-term debt	53,546	27,636
Accounts payable	93,559	100,640
Accrued expenses	51,230	41,851

Total current liabilities	200,635	170,127

Long-term debt, net of current maturities	110,720	123,064
Deferred income taxes	100,028	102,039
Deferred compensation	7,146	6,542

Total liabilities	418,529	401,772

Total shareholders’ equity	514,862	469,137

Total liabilities and shareholders’ equity	$933,391	$870,909

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/06	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,854,074	$592,828	$171,905	$12,394	$2,631,201
Gross profit	$96,293	$190,355	$109,506	$5,838	$401,992
Margin	5.2%	32.1%	63.7%	47.1%	15.3%

Gasoline gallons	833,107

Nine months ended 1/31/05

Sales	$1,371,434	$541,881	$153,801	$15,602	$2,082,718
Gross profit	$80,951	$169,289	$92,478	$2,698	$345,416
Margin	5.9%	31.2%	60.1%	17.3%	16.6%

Gasoline gallons	764,302

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.7%	4.3%	4.2%
F2005	-1.3	1.0	2.8	5.6%	1.9%
F2004	6.4	3.4	0.7	1.7	3.1
F2003	-5.5	-5.1	-4.4	4.1	-3.0

Gasoline Margin

(Cents per gallon)

	Q1		Q2		Q3		Q4		Fiscal Year
F2006	11.7	¢	13.9	¢	9.0	¢
F2005	11.9		9.7		10.2		10.8	¢	10.7	¢
F2004	9.8		11.9		9.1		9.5		10.1
F2003	9.9		11.7		11.9		10.5		11.0

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.4%	4.5%	5.3%
F2005	2.1	4.8	6.8	6.3%	4.8%
F2004	0.6	-0.5	-1.2	2.8	0.4
F2003	4.2	0.8	-3.1	-1.9	0.2

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2006	32.0%	33.2%	31.0%
F2005	31.4	31.0	31.4	30.0%	30.9%
F2004	31.7	32.5	31.1	29.3	31.2
F2003	31.3	33.1	30.8	31.5	31.7

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.2%	4.5%	9.9%
F2005	6.1	9.0	9.0	9.8%	8.4%
F2004	5.8	4.1	4.5	7.6	5.5
F2003	2.8	2.0	-2.9	2.4	1.1

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2006	64.0%	64.6%	62.5%
F2005	58.8	60.5	61.2	61.0%	60.3%
F2004	60.9	62.9	60.4	58.6	60.7
F2003	59.2	60.2	60.4	58.2	59.5

Corporate Information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 9, 2006. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.